SUB-ITEM 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                          SHORT TERM INVESTMENTS TRUST

A Special Meeting of Shareholders of Treasury Portfolio was held on December 17, 2001.

At such meeting, shareholders of Treasury Portfolio were asked to:

1. Approve an amendment to the Fund's Master Investment Advisory Agreement with A I M Advisors, Inc. that increases the advisory fees payable by the Fund to A I M Advisors, Inc.

For a more detailed description of the proposals that were submitted to the shareholders, please see the attached proxy statement (attached hereto as Attachment A). The shareholders approved all proposals by the following vote:

The results of the voting on the above matter were as follows:

                                                                                               Votes         Withheld/
         Matter                                                            Votes For           Against      Abstentions
         ------                                                            ---------           -------      -----------
(1)      Approval of an amendment to the Fund's Master
         Investment Advisory Agreement with A I M Advisors, Inc.
         that increases the advisory fees payable by the
         Fund to A I M Advisors, Inc......................................3,233,458,872      557,021,577     1,507,437
